Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Change Agents Corporation

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	(1)	Other	2,000,000	$0.2120	$424,000.00	0.0001381	$58.55

Total Offering Amounts:						$424,000.00		58.55
Total Fee Offsets:								0.00
Net Fee Due:								$58.55

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Offering Note(s)

(1)	a. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock that become issuable under Registrant's 2026 Stock Incentive Plan (the "2026 Plan") by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of common stock.

b. Represents shares of common stock reserved for future issuance pursuant to stock options, restricted stock units and other awards under the 2026 Plan.

c. The number of shares reserved for issuance under the 2026 Plan will automatically increase on January 1 of each fiscal year for a period of ten years, commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to the lesser of (i) 5% of the outstanding shares of all classes of Registrant’s common stock as of the last day of the immediately preceding fiscal year (determined on a fully-diluted basis) or (ii) such other number of shares (which may be zero) as Registrant’s board of directors (or its designee) may determine.

d. Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the shares reserved under the 2026 Plan, on the basis of the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Stock Market on August 17, 2026.